EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated November 1, 2016, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports Third Quarter 2016 Earnings
November 1, 2016, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended September 30, 2016 (“2016 Quarter”). Total revenue for the 2016 Quarter increased to $53.2 million from $52.4 million for the quarter ended September 30, 2015 (“2015 Quarter”). Operating income, which is net income before the impact of change in fair value of derivatives, loss on early extinguishment of debt and gains on sales of property and casualty settlements, if any, decreased to $12.7 million for the 2016 Quarter from $13.2 million for the 2015 Quarter.
The Park Van Ness mixed-use development opened in May 2016 and, as of October 31, 2016, 185 apartment leases have been executed (68.3%). Concurrent with the opening in May, interest, real estate taxes and all other costs associated with the property, including depreciation, began to be charged to expense, while revenue continues to grow as occupancy increases. As a result, net income for the 2016 Quarter was adversely impacted by $1.3 million.
Net income attributable to common stockholders decreased to $7.1 million ($0.33 per diluted share) for the 2016 Quarter compared to $7.5 million ($0.36 per diluted share) for the 2015 Quarter.

Same property revenue increased $0.2 million (0.4%) and same property operating income increased $0.4 million (1.1%) for the 2016 Quarter compared to the 2015 Quarter. Same property operating income equals property revenue minus the sum of (a) property operating expenses, (b) provision for credit losses and (c) real estate taxes and the comparisons exclude the results of properties not in operation for the entirety of the comparable reporting periods. Shopping center same property operating income for the 2016 Quarter totaled $30.4 million, unchanged from the 2015 Quarter. Mixed-use same property operating income increased $0.4 million (4.7%) primarily due to (a) lower provision for credit losses ($0.2 million) and (b) higher expense recoveries ($0.2 million).

As of September 30, 2016, 94.7% of the commercial portfolio was leased (not including the apartments at Clarendon Center and Park Van Ness), compared to 94.8% at September 30, 2015. On a same property basis, 94.7% of the commercial portfolio was leased as of September 30, 2016, compared to 94.8% at September 30, 2015. The apartments at Clarendon Center were 96.7% leased as of September 30, 2016 compared to 97.1% as of September 30, 2015. The apartments at Park Van Ness were 61.3% leased as of September 30, 2016.
For the nine months ended September 30, 2016 (“2016 Period”), total revenue increased to $162.9 million from $156.2 million for the nine months ended September 30, 2015 (“2015 Period”). Operating income increased to $42.4 million for the 2016 Period from $38.8 million for the 2015 Period. The increase in operating income was primarily due to (a) the net impact of a lease termination at 11503 Rockville Pike ($2.2 million) and (b) higher property operating income, exclusive of the above lease termination ($3.4 million), partially offset by (c) higher depreciation and amortization of deferred leasing costs
($1.1 million) and (d) higher general and administrative expense ($0.8 million).
Net income attributable to common stockholders increased to $24.5 million ($1.14 per diluted share) for the 2016 Period compared to $21.9 million ($1.04 per diluted share) for the 2015 Period. The increase in net income attributable to common stockholders was primarily due to (a) the net impact of a lease termination at 11503 Rockville Pike ($2.2 million) and (b) higher property operating income, exclusive of the above lease termination ($3.4 million), partially offset by (c) higher depreciation and amortization of deferred leasing costs ($1.1 million), (d) higher noncontrolling interests ($0.9 million), and (e) higher general and administrative expense ($0.8 million).

www.SaulCenters.com

Same property revenue increased 3.9% and same property operating income increased 5.1% for the 2016 Period compared to the 2015 Period. Shopping center same property operating income increased 4.4% and mixed-use same property operating income increased 7.7%. Shopping center operating income increased due to (a) the net impact of a lease termination at 11503 Rockville Pike ($2.2 million) and (b) higher base rent throughout the remainder of the portfolio
($1.9 million). Avenel Business Park and 601 Pennsylvania Avenue were the primary contributors to improved mixed-use property operating income.
Funds from operations ("FFO") available to common stockholders and noncontrolling interests (after deducting preferred stock dividends) was $21.3 million ($0.73 per diluted share) in the 2016 Quarter compared to $21.3 million ($0.75 per diluted share) in the 2015 Quarter. Concurrent with the opening of Park Van Ness in May, interest, real estate taxes and all other costs associated with the property began to be charged to expense while revenue continues to grow as occupancy increases. As a result, FFO for the 2016 Quarter was adversely impacted by $0.6 million. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains and losses from property dispositions, impairment charges on depreciable real estate assets and extraordinary items.
FFO available to common stockholders and noncontrolling interests (after deducting preferred stock dividends and the impact of preferred stock redemptions) increased 7.4% to $66.5 million ($2.30 per diluted share) in the 2016 Period from $61.9 million ($2.18 per diluted share) in the 2015 Period. FFO available to common shareholders increased primarily due to (a) the net impact of a lease termination at 11503 Rockville Pike ($2.2 million) and (b) higher property operating income, exclusive of the above lease termination ($3.4 million), partially offset by (c) higher general and administrative expenses
($0.8 million).
Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland, which currently operates and manages a real estate portfolio of 59 properties which includes (a) 49 community and neighborhood shopping centers and seven mixed-use properties with approximately 9.6 million square feet of leasable area and (b) three land and development properties. Approximately 85% of the Saul Centers' property operating income is generated by properties in the metropolitan Washington, DC/Baltimore area.

Contact:    Scott Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2016	December 31, 2015
	(Unaudited)
Assets
Real estate investments
Land	$384,520	$424,837
Buildings and equipment	1,210,467	1,114,357
Construction in progress	60,773	83,516
	1,655,760	1,622,710
Accumulated depreciation	(449,116)	(425,370)
	1,206,644	1,197,340
Cash and cash equivalents	9,836	10,003
Accounts receivable and accrued income, net	52,880	51,076
Deferred leasing costs, net	26,287	26,919
Prepaid expenses, net	8,585	4,663
Other assets	6,772	5,407
Total assets	$1,311,004	$1,295,408

Liabilities
Notes payable	$778,382	$796,169
Revolving credit facility payable	22,086	26,695
Construction loan payable	66,839	43,641
Dividends and distributions payable	16,739	15,380
Accounts payable, accrued expenses and other liabilities	25,022	27,687
Deferred income	31,925	32,109
Total liabilities	940,993	941,681

Stockholders’ equity
Preferred stock	180,000	180,000
Common stock	216	213
Additional paid-in capital	324,185	305,008
Accumulated deficit and other comprehensive loss	(187,972)	(181,893)
Total Saul Centers, Inc. stockholders’ equity	316,429	303,328
Noncontrolling interests	53,582	50,399
Total stockholders’ equity	370,011	353,727
Total liabilities and stockholders’ equity	$1,311,004	$1,295,408

Saul Centers, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue	(unaudited)		(unaudited)
Base rent	$43,151	$42,431	$128,338	$125,786
Expense recoveries	8,561	8,181	26,011	24,710
Percentage rent	57	157	1,016	1,153
Other	1,464	1,607	7,504	4,526
Total revenue	53,233	52,376	162,869	156,175
Operating expenses
Property operating expenses	6,685	6,308	20,740	20,120
Provision for credit losses	391	621	1,207	1,281
Real estate taxes	6,195	5,933	18,266	17,710
Interest expense and amortization of deferred debt costs	11,524	11,229	34,268	33,988
Depreciation and amortization of deferred leasing costs	11,626	11,131	33,478	32,382
General and administrative	4,033	3,802	12,500	11,712
Acquisition related costs	57	57	57	78
Predevelopment expenses	—	57	—	57
Total operating expenses	40,511	39,138	120,516	117,328
Operating income	12,722	13,238	42,353	38,847
Change in fair value of derivatives	1	(6)	(9)	(12)
Gain on sale of property	—	—	—	11
Net income	12,723	13,232	42,344	38,846
Income attributable to noncontrolling interests	(2,484)	(2,617)	(8,530)	(7,628)
Net income attributable to Saul Centers, Inc.	10,239	10,615	33,814	31,218
Preferred stock dividends	(3,093)	(3,093)	(9,281)	(9,281)
Net income attributable to common stockholders	$7,146	$7,522	$24,533	$21,937
Per share net income attributable to common stockholders
Basic and diluted	$0.33	$0.36	$1.14	$1.04

Weighted Average Common Stock:
Common stock	21,597	21,158	21,448	21,091
Effect of dilutive options	182	33	96	66
Diluted weighted average common stock	21,779	21,191	21,544	21,157

Reconciliation of net income to FFO attributable to common stockholders and noncontrolling interests (1)
	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2016	2015	2016	2015
	(unaudited)		(unaudited)
Net income	$12,723	$13,232	$42,344	$38,846
Subtract:
Gain on sale of property	—	—	—	(11)
Add:
Real estate depreciation and amortization	11,626	11,131	33,478	32,382
FFO	24,349	24,363	75,822	71,217
Subtract:
Preferred stock dividends	(3,093)	(3,093)	(9,281)	(9,281)
FFO available to common stockholders and noncontrolling interests	$21,256	$21,270	$66,541	$61,936
Weighted average shares:
Diluted weighted average common stock	21,779	21,191	21,544	21,157
Convertible limited partnership units	7,391	7,266	7,360	7,239
Average shares and units used to compute FFO per share	29,170	28,457	28,904	28,396
FFO per share available to common stockholders and noncontrolling interests	$0.73	$0.75	$2.30	$2.18

(1)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items, impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

Reconciliation of net income to same property operating income
	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2016	2015	2016	2015
	(unaudited)		(unaudited)
Net income	$12,723	$13,232	$42,344	$38,846
Add: Interest expense and amortization of deferred debt costs	11,524	11,229	34,268	33,988
Add: Depreciation and amortization of deferred leasing costs	11,626	11,131	33,478	32,382
Add: General and administrative	4,033	3,802	12,500	11,712
Add: Predevelopment expenses	—	57	—	57
Add: Acquisition related costs	57	57	57	78
Add: Change in fair value of derivatives	(1)	6	9	12
Less: Gains on sale of property	—	—	—	(11)
Less: Interest income	(12)	(11)	(36)	(37)
Property operating income	39,950	39,503	122,620	117,027
Less: Acquisitions, dispositions and development property	210	186	332	695
Total same property operating income	$39,740	$39,317	$122,288	$116,332

Shopping centers	$30,425	$30,422	$94,009	$90,087
Mixed-Use properties	9,315	8,895	28,279	26,245
Total same property operating income	$39,740	$39,317	$122,288	$116,332